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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               EDGAR Online, Inc.
                             ----------------------
                                (Name of issuer)

                          Common Stock, $.001 par value
                          ----------------------------
                         (Title of class of securities)

                                     0-26071
                         -------------------------------
                                 (CUSIP number)







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1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Susan Strausberg
- -----------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------
- -----------------------------------------------------------------
3.   SEC Use Only
- -----------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States
- -----------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                     156,000
Beneficially                            -------------------
Owned by                           6    Shared Voting Power
Each                                       3,000,000
Reporting                               -------------------
Person                             7    Sole Dispositive Power
With                                       156,000
                                        -------------------
                                   8    Shared Dispositive Power
                                           3,000,000
                                        --------------------
- -----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         3,156,000
- -----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares       -
- -----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         25.3%
- -----------------------------------------------------------------
12.  Type of Reporting Person

          IN

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Item 1(a).     NAME OF ISSUER:

         EDGAR Online, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         50 Washington Street, Norwalk, CT 06854

Item 2(a).     NAME OF PERSON FILING:

          Susan Strausberg

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
               RESIDENCE:

         50 Washington Street, Norwalk, CT 06854

Item 2(c).     CITIZENSHIP:

         United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

          Common Stock

Item 2(e):     CUSIP NUMBER:

         0-26071

Item 3:   REPORTING PERSON:

          IN

Item 4.   OWNERSHIP:

          See responses to Items 5-11 on page 2 above.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable





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Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10.  CERTIFICATION:

          Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2000




                                                      /s/ Susan Strausberg
                                                      ----------------------
                                                          Susan Strausberg







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